EXHIBIT 10.9

Summary of Hudson Highland Group, Inc.

Compensation for Non-employee Members of the Board of Directors

The Company’s policy of compensation for the non-employee members of the Board of Directors effective as of January 29, 2008 is as follows:

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Retainer and Fees. Each non-employee director is entitled to receive an annual cash retainer of $25,000, $15,000 paid in share units that will be deferred to a retirement account until the director ceases board service, a cash fee of $2,000 for each Board and Board committee meeting attended in person and a cash fee of $1,000 for each telephonic Board meeting. The Chairpersons of the Audit Committee and the Compensation Committee receive an additional annual cash retainer of $10,000 and the Chairperson of the Nominating and Governance Committee receives an additional annual cash retainer of $5,000. The lead director also receives an additional annual cash retainer of $10,000. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and Board committees.

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Equity Compensation. Upon first being elected or appointed as a director of the Company, each non-employee director of the Company is granted deferred share units equal to three times the annual retainer, which vest over three years. After three years of board service, a non-employee director will receive annual grants of 2,500 deferred share units in addition to those share units received as part of the annual retainer.